News Release

911 Panorama Trail South • Rochester, NY 14625 • paychex.com

Paychex Reports Third Quarter Results

•
Achieved Strong Double-Digit Revenue and Operating Income Growth
•
Accelerated Organic Revenue Growth
•
Returned Over $1.5 Billion to Shareholders Fiscal Year to Date

Rochester, N.Y. (March 25, 2026) - Paychex, Inc. (Nasdaq: PAYX) (the "Company," "Paychex," "we," "our," or "us"), an industry-leading human capital management ("HCM") company, today reported results for the fiscal quarter ended February 28, 2026 (the "third quarter") of the fiscal year ending May 31, 2026 ("fiscal 2026"). Results compared with the same period last year were as follows:

	For the three months ended			For the nine months ended
	February 28,			February 28,
In millions, except per share amounts	2026	2025	Change(2)	2026	2025	Change(2)
Total revenue	$1,808.9	$1,509.0	20%	$4,906.5	$4,144.4	18%
Operating income	$792.0	$691.8	14%	$1,905.8	$1,776.6	7%
Adjusted operating income(1)	$863.2	$708.5	22%	$2,138.9	$1,793.3	19%
Diluted earnings per share	$1.56	$1.43	9%	$3.71	$3.76	(1)%
Adjusted diluted earnings per share(1)	$1.71	$1.49	15%	$4.19	$3.79	11%

(1)
Adjusted operating income and adjusted diluted earnings per share are not United States ("U.S.") generally accepted accounting principle ("GAAP") measures. Please refer to the "Non-GAAP Financial Measures" section of this press release for a discussion of non-GAAP measures.
(2)
Percentage changes are calculated based on unrounded numbers.

"This quarter, we delivered strong double-digit growth in revenue and operating income and accelerated our organic revenue growth, driven by effective execution and progress on our strategic priorities," stated John Gibson, President and Chief Executive Officer. "In a dynamic regulatory and macro environment, clients are increasingly relying on our comprehensive advisory and benefits solutions to help navigate complex, compliance-critical HR and workforce challenges, underscoring the breadth and differentiated value of our expert-enabled technology and advisory offerings."

Gibson continued, "We continue to drive investment and innovation in all areas of our business model to take full advantage of the power of AI to further enhance our leadership position in HCM. With mission-critical compliance capabilities, deep domain expertise, and unrivaled data advantage, we believe Paychex is well positioned to drive sustained growth in the AI era. The $1.5 billion returned to shareholders fiscal year to date, alongside our financial strength and durable model, underscores our commitment to long-term shareholder value and reflects confidence in the path ahead."

Third Quarter Business Highlights

Total revenue increased to $1.8 billion for the third quarter, representing growth of 20% over the prior year period. Highlights compared to the prior year period include:

•
Management Solutions revenue increased 23% to $1.4 billion for the third quarter. Paycor HCM, Inc. ("Paycor"), acquired in April 2025, contributed approximately 19% to Management Solutions revenue growth year-over-year. Management Solutions revenue increased due to the following:
•
Growth in the number of clients served, primarily driven by the acquisition of Paycor and client worksite employees for Human Resources ("HR") Solutions; and

•
Higher revenue per client driven by Paycor's upmarket client base, price realization, and product penetration.

•
Professional Employer Organization ("PEO") and Insurance Solutions revenue increased 9% to $397.5 million for the third quarter, primarily due to the following:
•
Growth in the number of average PEO worksite employees; and
•
Increase in PEO insurance revenues.

•
Interest on funds held for clients increased 33% to $56.8 million for the third quarter due to higher average investment balances resulting from the acquisition of Paycor.

Total expenses increased 24% to $1.0 billion for the third quarter, primarily due to the following:

•
Increases in compensation-related expenses and amortization of intangible assets, primarily driven by the acquisition of Paycor; and
•
Higher technology, selling, and marketing investments driven by the acquisition of Paycor and continued investments in our strategic priorities.

Operating income increased 14% to $792.0 million for the third quarter. Adjusted operating income(1), which excludes $71.0 million of Paycor acquisition-related costs included in selling, general and administrative expenses, grew 22% to $863.2 million for the third quarter. Operating margin (operating income as a percentage of total revenue) was 43.8% for the third quarter compared to 45.8% for the prior year period. Adjusted operating margin(1) (adjusted operating income as a percentage of total revenue) was 47.7% for the third quarter compared to 46.9% for the prior year period.

Interest expense increased $45.5 million to $68.1 million for the third quarter, primarily due to the issuance of incremental debt to finance the acquisition of Paycor.

Our effective income tax rate was 24.2% for the third quarter compared to 24.3% for the prior year period. Both periods were affected by the recognition of discrete tax impacts related to employee stock-based compensation payments.

Diluted earnings per share increased 9% to $1.56 per share and adjusted diluted earnings per share(1) increased 15% to $1.71 per share for the third quarter.

(1) Adjusted operating income, adjusted operating margin, and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to the "Non-GAAP Financial Measures" section of this press release for a discussion of non-GAAP measures.

Fiscal Year-To-Date Business Highlights

Highlights for the nine months ended February 28, 2026 (the "nine months") as compared to the corresponding prior year period are as follows:

•
Total revenue increased 18% to $4.9 billion.
•
Operating income increased 7% to $1.9 billion and adjusted operating income(1) increased 19% to $2.1 billion.
•
Operating margin was 38.8% for the nine months compared to 42.9% for the prior year period. Adjusted operating margin(1) was 43.6% for the nine months compared to 43.3% for the prior year period.
•
Diluted earnings per share decreased 1% to $3.71 per share. Adjusted diluted earnings per share(1) increased to 11% to $4.19 per share.

(1) Adjusted operating income, adjusted operating margin, and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to the "Non-GAAP Financial Measures" section of this press release for a discussion of non-GAAP measures.

Financial Position and Liquidity

Our financial position and cash flow generation remained strong during the nine months. As of February 28, 2026, we had:

•
Cash, restricted cash, and total corporate investments of $1.8 billion.
•
Short-term and long-term borrowings, net of debt issuance costs, of $5.0 billion.
•
Cash flow from operations was $2.0 billion for the nine months.

Return to Stockholders During the Nine Months

•
Paid cumulative dividends of $3.24 per share totaling $1.2 billion.
•
Repurchased 2.9 million shares of our common stock for $361.6 million.

Non-GAAP Financial Measures

	For the three months ended			For the nine months ended
	February 28,			February 28,
$ in millions, except per share amounts	2026	2025	Change	2026	2025	Change
Operating income	$792.0	$691.8	14%	$1,905.8	$1,776.6	7%
Non-GAAP adjustments:
Acquisition-related costs(1)	71.2	16.7		233.1	16.7
Adjusted operating income	$863.2	$708.5	22%	$2,138.9	$1,793.3	19%
Adjusted operating margin	47.7%	46.9%		43.6%	43.3%

Net income	$560.3	$519.3	8%	$1,339.5	$1,360.1	(2)%
Non-GAAP adjustments:
Acquisition-related costs(1)	71.2	29.9		233.1	29.9
Income tax benefit for acquisition-related costs	(17.1)	(7.3)		(56.1)	(7.3)
Discrete tax shortfall/(windfall) related to employee stock-based compensation payments(2)	0.5	(0.8)		(6.2)	(9.4)
Adjusted net income	$614.9	$541.1	14%	$1,510.3	$1,373.3	10%

Diluted earnings per share(3)	$1.56	$1.43	9%	$3.71	$3.76	(1)%
Non-GAAP adjustments:
Acquisition-related costs(1)	0.20	0.08		0.65	0.08
Income tax benefit for acquisition-related costs	(0.05)	(0.02)		(0.16)	(0.02)
Discrete tax shortfall/(windfall) related to employee stock-based compensation payments(2)	0.00	(0.00)		(0.02)	(0.03)
Adjusted diluted earnings per share	$1.71	$1.49	15%	$4.19	$3.79	11%

Net income	$560.3	$519.3	8%	$1,339.5	$1,360.1	(2)%
Non-GAAP adjustments:
Interest expense	68.1	22.6		204.8	41.7
Interest income on corporate investments	(15.2)	(16.6)		(50.4)	(52.3)
Income taxes	178.7	166.5		417.2	426.5
Depreciation and amortization expense	111.0	43.1		329.4	123.8
EBITDA	$902.9	$734.9	23%	$2,240.5	$1,899.8	18%
Non-GAAP adjustments:
Acquisition-related costs(1)	10.7	16.7		51.6	16.7
Adjusted EBITDA	$913.6	$751.6	22%	$2,292.1	$1,916.5	20%

(1)
Acquisition-related costs included in selling, general and administrative expenses include:
•
$60.5 million for the third quarter and $181.5 million for the nine months in amortization of intangibles acquired in the acquisition of Paycor;

•
$9.8 million for the third quarter and $41.7 million for the nine months in compensation costs related to the acquisition and integration of Paycor, including replacement awards, severance, and retention bonuses; and
•
$0.9 million for the third quarter and $9.9 million for the nine months compared to $16.7 million for both corresponding prior year periods, in other acquisition-related costs, primarily reflecting professional service fees.

In addition, acquisition-related costs for the three and nine months ended February 28, 2025 include $13.2 million, reflecting the amortization of financing fees related to debt instruments associated with the financing of the Paycor acquisition and the excluded component of the initial fair value of the interest rate swaption contracts that are included in Interest expense in the Company's Consolidated Statements of Income.

(2)
Net tax shortfall/(windfall) related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.
(3)
The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

In addition to reporting operating income, operating margin, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and adjusted EBITDA which are non-GAAP measures. We believe these additional measures are indicators of the performance of our core business operations period over period. Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission ("SEC"). As such, they should not be considered a substitute for the U.S. GAAP measures of operating income, operating margin, net income, and diluted earnings per share, and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Business Outlook

Our fiscal 2026 outlook reflects current assumptions and market conditions, excluding acquisition-related costs. Changes in the macroeconomic environment could alter our guidance. Our updated business outlook is as follows:

•
Interest on funds held for clients is now anticipated to be in the range of $200 million to $210 million.
•
All other aspects of our fiscal 2026 guidance remain consistent with our prior outlook.

Quarterly Report on Form 10-Q ("Form 10-Q")

We anticipate filing our Form 10-Q for the third quarter within the next couple of business days. Once filed, the report will be accessible via our Investor Relations portal at https://investor.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Webcast Details

The Company will host an Earnings Conference Call on March 25, 2026 at 9:30 a.m. Eastern Time to discuss these results. The live webcast will be available for replay on our Investor Relations portal at https://investor.paychex.com, where news releases, current financial information, SEC filings, and investor presentations are also accessible.

Contacts

Investor Relations:	Media Relations:

Rachel White	Tracy Volkmann
Head of Investor Relations	Manager, Public Relations
(513) 954-7388	(585) 387-6705
investors@paychex.com	tvolkmann@paychex.com

About Paychex

Paychex, Inc. (Nasdaq: PAYX) is the digitally driven HR leader that is reimagining how companies address the needs of today's workforce with the most comprehensive, flexible, and innovative HCM solutions for organizations of all sizes. Offering a full spectrum of HR advisory and employee solutions, Paychex pays one out of every 11 American private sector workers and is raising the bar in HCM for approximately 800,000 customers in the U.S. and Europe. Every member of the Paychex team is committed to fulfilling the Company's purpose of helping businesses succeed. Visit www.paychex.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain written statements in this press release may contain, and members of management may from time to time make or discuss statements which constitute, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as "aim," "expect," "outlook," "will," "guidance," "projections," "strategy," “mission,” "anticipate," "believe," "can," "could," “design,” "may," "possible," "potential," "should," "view," and other similar words or phrases. Forward-looking statements include, without limitation, all matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding the integration of Paycor, operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, and similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to known and unknown uncertainties, risks, changes in circumstances, and other factors that are difficult to predict, many of which are outside our control. Our actual performance and outcomes, including without limitation, our actual results and financial condition, may differ materially from those indicated in or suggested by the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support;
•
software defects, undetected errors, and development delays for our solutions;
•
the possibility of cyberattacks, security vulnerabilities or Internet disruptions, including data security and privacy leaks, and data loss and business interruptions;
•
risks related to our use of artificial intelligence ("AI") and new technologies in our business;
•
the possibility of failure of our business continuity plan during a catastrophic event;
•
the failure of third-party service providers to perform their functions;
•
the possibility that we may be exposed to additional risks related to our co-employment relationship with our PEO business;
•
changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•
risks related to acquisitions and the integration of the businesses we acquire, including risks related to the acquisition and integration of Paycor;
•
our clients’ failure to reimburse us for payments made by us on their behalf;

•
the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•
our failure to comply with covenants in our corporate bonds and debt agreements;
•
changes in our credit ratings;
•
changes in governmental regulations, laws, and policies;
•
our ability to comply with U.S., state, and foreign laws and regulations;
•
our compliance with data privacy and AI laws and regulations;
•
our failure to protect our intellectual property rights;
•
potential outcomes related to pending or future litigation matters;
•
the impact of macroeconomic factors on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•
volatility in the political, market, and economic environment, including inflation and interest rate changes;
•
our ability to attract and retain qualified people; and
•
the possible effects of negative publicity on our reputation and the value of our brand.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,			February 28,
	2026	2025	Change(2)	2026	2025	Change(2)
Revenue:
Management Solutions	$1,354.6	$1,100.7	23%	$3,684.3	$3,025.3	22%
PEO and Insurance Solutions	397.5	365.4	9%	1,063.5	1,002.6	6%
Total service revenue	1,752.1	1,466.1	20%	4,747.8	4,027.9	18%
Interest on funds held for clients(1)	56.8	42.9	33%	158.7	116.5	36%
Total revenue	1,808.9	1,509.0	20%	4,906.5	4,144.4	18%
Expenses:
Cost of service revenue	431.2	387.4	11%	1,257.2	1,146.5	10%
Selling, general and administrative expenses	585.7	429.8	36%	1,743.5	1,221.3	43%
Total expenses	1,016.9	817.2	24%	3,000.7	2,367.8	27%
Operating income	792.0	691.8	14%	1,905.8	1,776.6	7%
Interest expense	(68.1)	(22.6)	n/m	(204.8)	(41.7)	n/m
Other income, net(1)	15.1	16.6	(9)%	55.7	51.7	8%
Income before income taxes	739.0	685.8	8%	1,756.7	1,786.6	(2)%
Income taxes	178.7	166.5	7%	417.2	426.5	(2)%
Net income	$560.3	$519.3	8%	$1,339.5	$1,360.1	(2)%

Basic earnings per share	$1.56	$1.44	8%	$3.73	$3.78	(1)%
Diluted earnings per share	$1.56	$1.43	9%	$3.71	$3.76	(1)%
Weighted-average common shares outstanding	358.7	360.1		359.4	360.1
Weighted-average common shares outstanding, assuming dilution	359.5	362.0		360.6	361.9

(1) Further information on interest on funds held for clients and other income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and subheadings "Results of Operations" and "Market Risk Factors." These filings are accessible at https://investor.paychex.com.

(2) Percentage changes are calculated based on unrounded numbers.

n/m — not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	February 28,	May 31,
	2026	2025
ASSETS
Cash and cash equivalents	$1,742.5	$1,628.6
Restricted cash	49.8	47.9
Corporate investments	38.1	34.5
Interest receivable	37.0	27.9
Accounts receivable, net of allowance for credit losses	1,435.0	1,330.5
PEO unbilled receivables, net of advance collections	598.8	616.6
Prepaid income taxes	37.7	38.9
Prepaid expenses and other current assets	378.2	378.3
Current assets before funds held for clients	4,317.1	4,103.2
Funds held for clients	5,610.9	4,813.3
Total current assets	9,928.0	8,916.5
Property and equipment, net of accumulated depreciation	569.2	511.5
Operating lease right-of-use assets, net of accumulated amortization	69.8	63.8
Intangible assets, net of accumulated amortization	1,748.2	1,947.3
Goodwill	4,526.6	4,514.1
Long-term deferred costs	530.0	482.4
Other long-term assets	139.6	128.5
Total assets	$17,511.4	$16,564.1

LIABILITIES
Accounts payable	$132.4	$129.8
Accrued corporate compensation and related items	176.7	183.9
Accrued worksite employee compensation and related items	824.6	735.8
Short-term borrowings	—	18.6
Accrued income taxes	62.5	—
Long-term borrowings, net, current portion	400.0	399.8
Deferred revenue	70.3	69.4
Other current liabilities	609.0	552.0
Current liabilities before client fund obligations	2,275.5	2,089.3
Client fund obligations	5,603.6	4,867.0
Total current liabilities	7,879.1	6,956.3
Accrued income taxes	136.6	119.0
Deferred income taxes	553.5	444.7
Long-term borrowings, net of debt issuance costs	4,554.1	4,548.4
Operating lease liabilities	59.3	55.5
Other long-term liabilities	315.2	312.2
Total liabilities	13,497.8	12,436.1

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 358.3 shares as of February 28, 2026 and 360.5 shares as of May 31, 2025	3.6	3.6
Additional paid-in capital	1,965.4	1,901.1
Retained earnings	2,047.3	2,277.0
Accumulated other comprehensive loss	(2.7)	(53.7)
Total stockholders’ equity	4,013.6	4,128.0
Total liabilities and stockholders’ equity	$17,511.4	$16,564.1

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the nine months ended
	February 28,
	2026	2025
OPERATING ACTIVITIES
Net income	$1,339.5	$1,360.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	329.4	123.8
Amortization of premiums and discounts on available-for-sale ("AFS") securities and long-term debt, net	(5.7)	5.1
Amortization of deferred contract costs	184.6	176.6
Stock-based compensation costs	75.4	50.5
Provision on/(benefit from) deferred income taxes	99.0	(16.1)
Provision for credit losses	29.1	17.6
Net realized (gains)/losses on sales of AFS securities	(7.4)	0.4
Premiums paid on cash flow hedges	—	(19.2)
Changes in operating assets and liabilities:
Interest receivable	(9.1)	0.7
Accounts receivable and PEO unbilled receivables, net	(67.1)	(99.9)
Prepaid expenses and other current assets	12.5	2.3
Accounts payable and other current liabilities	232.0	107.8
Deferred costs	(244.7)	(173.7)
Net change in other long-term assets and liabilities	9.8	25.4
Net change in operating lease right-of-use assets and liabilities	(1.5)	(4.3)
Net cash provided by operating activities	1,975.8	1,557.1
INVESTING ACTIVITIES
Purchases of AFS securities	(10,699.4)	(8,473.2)
Proceeds from sales and maturities of AFS securities	10,054.1	8,500.4
Net purchases of short-term accounts receivable	(85.3)	(153.3)
Purchases of property and equipment	(169.0)	(131.3)
Acquisition of businesses, net of cash acquired	(0.4)	—
Purchases of other assets, net	(25.0)	(24.3)
Net cash used in investing activities	(925.0)	(281.7)
FINANCING ACTIVITIES
Net change in client fund obligations	736.6	383.1
Net change in short-term borrowings	(18.8)	—
Dividends paid	(1,165.0)	(1,059.2)
Repurchases of common shares	(361.6)	(104.5)
Debt issuance fees	—	(11.4)
Activity related to equity-based plans	(53.7)	12.9
Net cash used in financing activities	(862.5)	(779.1)
Net change in cash, restricted cash, and equivalents	188.3	496.3
Cash, restricted cash, and equivalents, beginning of period	2,734.3	1,897.0
Cash, restricted cash, and equivalents, end of period	$2,922.6	$2,393.3

Reconciliation of cash, restricted cash, and equivalents
Cash and cash equivalents	$1,742.5	$1,563.8
Restricted cash	49.8	49.1
Restricted cash and restricted cash equivalents included in funds held for clients	1,130.3	780.4
Total cash, restricted cash, and equivalents	$2,922.6	$2,393.3